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Exhibit 4.4

EXECUTION COPY

DATED NOVEMBER 8, 2002

BOOKHAM TECHNOLOGY PLC

—and—

NORTEL NETWORKS CORPORATION

—and—

OTHERS

RELATIONSHIP DEED

Brobeck Hale and Dorr
Alder Castle
10 Noble Street
London EC2V 7QJ
Tel: +44 (0)20 7645 2400
Fax: +44 (0)20 7645 2424

THIS DEED is made the 8th day of November 2002
BETWEEN:

(1)
Bookham Technology plc, a company registered in England and Wales under number 2298887 whose registered office is at 90 Milton Park, Abingdon, Oxfordshire, OX14 4RY (the "Company");

(2)
Nortel Networks Corporation, a company incorporated in Canada whose registered office is at 8200 Dixie Road, Suite 100, Brampton, Ontario L6T 5P6 Canada (the "Nortel");

(3)
Nortel Networks Limited, a company incorporated in Canada whose registered office is at 2351 Boulevard Alfred-Nobel, St. Laurent, Quebec, Canada, H4S 2A9;

(4)
Nortel Networks Technology Corporation, a company incorporated in Canada whose registered office is at c/o Stewart McKelvey Sterling Scales, Suite 800, 1959 Upper Water Street, Halifax, Nova Scotia, Canada, B3J 2X2;

(5)
Nortel Networks Optical Components Limited a company registered in the England and Wales under number 2515751 whose registered office is at Maidenhead Office Park, Westacott Way, Maidenhead, Berkshire, SL6 3QH; and

(6)
Nortel Networks Optical Components (Switzerland) GmbH company registered in Switzerland whose registered office is at Binzstrasse 17, CH 8045, Zurich, Switzerland (and together with Nortel Networks Optical Components Limited, Nortel Networks Technology Corporation and Nortel Networks Limited, the "Shareholders" and each a "Shareholder").

RECITALS:

(A)
Immediately following Completion, the Shareholders will together hold approximately 30 per cent. of the issued ordinary share capital of the Company and warrants to subscribe for Ordinary Shares representing approximately a further 3 per cent. of the issued ordinary share capital of the Company and accordingly Nortel will be a controlling shareholder within the meaning of paragraph 3.13 of the Listing Rules.

(B)
This Deed is being executed and delivered as a condition to the Completion.

(C)
Paragraph 3.12 of the Listing Rules makes it a condition for admission of the Ordinary Shares to the Official List of the UK Listing Authority that:

(i)
the Company must be capable at all times of carrying on its business independently of any controlling shareholder (and any associate thereof); and

(ii)
all transactions and relationships between the Company and any controlling shareholder (or associate thereof) must be at arm's length and on a normal commercial basis.

(D)
This Deed is being entered into to regulate certain aspects of the on-going relationship between the Company, Nortel and the Shareholders.

1.    Interpretation

1.1
In this Deed and its Recitals, unless the context otherwise requires, each of the following terms shall have the meaning given below:

"Acquisition Agreement"	means the agreement dated as of October 7, 2002 between the Company and Nortel relating to, inter alia, the sale of the Business by Nortel and certain of its subsidiary undertakings to the Company and certain of its subsidiary undertakings;
"Act"	means the Companies Act 1985 (as amended);
"Articles"	means the articles of association of the Company in force from time to time;
"associate"	means an associate of Nortel (other than a Bookham Group Member), where associate has the meaning given in paragraph 3.13 of the Listing Rules;
"Bookham Group"
means the Company and any subsidiary undertaking of the Company and any parent undertaking of the Company and any subsidiary undertaking of any such parent undertaking from time to time and "Bookham Group Member" shall be construed accordingly;
"Business"	has the meaning set forth in the Acquisition Agreement;
"Bookham Shareholder"	a holder of Ordinary Shares;
"Completion"	means the consummation of the transaction contemplated by the Acquisition Agreement, including the sale of the Business, in accordance with its terms;
"Completion Date"	means the date of Completion;
"Disposal"	means any disposal or transfer of any Ordinary Shares by the Shareholders (but does not include the placing on any Ordinary Shares of any Encumbrance);
"Encumbrance"	means any charge, pledge, lien, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement or other security arrangement;
"General Meeting"	means an extraordinary general meeting or an annual general meeting of the Company or any other meeting at which Bookham Shareholders are entitled to vote;
"Listing Rules"	means the listing rules of the UK Listing Authority;
"Ordinary Shares"	means the issued ordinary shares of 1/3p each in the capital of the Company;
"Panel"	means the Panel on Takeovers and Mergers;
"Shareholder Group"
means Nortel and any parent undertaking of Nortel and any subsidiary undertaking of Nortel and any subsidiary undertaking of any such parent undertaking from time to time, and "Shareholder Group Member" shall be construed accordingly;

"subsidiary undertaking" and "parent undertaking"	are as respectively defined in the Act; and
"UK Listing Authority"	the Financial Services Authority as the competent authority for listing in the UK.
1.2
In this Deed:

(a)
the headings are for convenience only and shall not affect its interpretation;

(b)
a reference to a provision of law includes a reference to any provision which from time to time amends, extends, consolidates or replaces that provision and any subordinate legislation made under any such provision;

(c)
references to persons shall include individuals, corporations (wherever incorporated), unincorporated associations (including partnerships), trusts, any form of governmental body, agency or authority, and any other organisation of any nature (in each case, whether or not having separate legal personality); and

(d)
references to clauses and schedules and the parties are references to clauses of, and the schedules and the parties to, this Deed (whether by virtue of having executed this Deed or having entered into a Deed of Adherence in accordance with clause 8).

2.    General Assurance

  Notwithstanding any other provision of this Deed, the Shareholder Group Members party hereto shall, and shall procure that their associates shall, ensure that:

  (a)
  at all times the Company and the other Bookham Group Members are capable of carrying on, and do carry on, their business independently of Nortel and any of its associates;

  (b)
  all transactions and future relationships (including trading arrangements) between any Bookham Group Member and Nortel (or any of its associates) are at arm's length and on a normal commercial basis; and

  (c)
  Nortel and its associates shall not undertake any activity in conflict with those of the Company or any other Bookham Group Member which may render the Company unsuitable for listing under the Listing Rules unless a further relationship deed, complying with the Listing Rules has been entered into with the Company.

3.    Exercise of shareholder rights

3.1
Subject to Clause 3.3, Nortel undertakes that it shall:

(a)
not vote; from time to time it is a Bookham Shareholder;

(b)
procure that the other Shareholder Group Members, that are registered as Bookham Shareholders from time to time, shall not vote; and

(c)
take all reasonable steps to procure that its associates (other than Shareholder Group Members), that are registered as Bookham Shareholders from time to time, shall not vote,

  (whether in person or by proxy) on any resolution which is proposed to Bookham Shareholders at a General Meeting of the Company or otherwise.

3.2
Nortel and each Shareholder further undertakes that it shall:

(a)
not exercise any of its voting rights or any other rights as a Bookham Shareholder, if from time to time it is a Bookham Shareholder;

  (b)
  procure that the other Shareholder Group Members, that are registered as Bookham Shareholders from time to time, shall not exercise any of their voting rights or any other rights as a Bookham Shareholder; and

  (c)
  take all reasonable steps to procure that its associates (other than Shareholder Group Members), that are registered as Bookham Shareholders from time to time, shall not exercise any of their voting rights or any other rights as a Bookham Shareholder to appoint any director to the Board of Directors of the Company or requisition a General Meeting or propose a resolution at a General Meeting or procure any amendment to the Articles which would be inconsistent with or undermine any of the provisions of this Deed.

3.3
Notwithstanding Clause 3.1, Nortel, if registered as a Bookham Shareholder from time to time, and the other Shareholder Group Members that are registered as Bookham Shareholders from time to time, shall be entitled to vote (whether by a show of hands or on a poll, whether in person or by proxy and whether at a class meeting or General Meeting) in respect of each of their Ordinary Shares on any proposed resolution the effect of which would, if passed, be to vary or suspend any of the rights attaching to the Ordinary Shares held by Nortel or any Shareholder Group Member or as a result of which the rights of Nortel or any Shareholder Group Member (in their capacity as a Bookham Shareholder) would become different in any respect from the rights of any other Bookham Shareholder.

4.    Share Capital

  The Company will not, without the prior written consent of Nortel, reduce its ordinary share capital in any way or redeem or purchase any of its Ordinary Shares if, as a result of such reduction, redemption or purchase, Nortel or the Shareholders would be obliged under the City Code on Takeovers and Mergers to make an offer to acquire any shares it does not already own in the Company and, if there is any ambiguity as to whether any such reduction, redemption or purchase would trigger such an obligation, the Company shall (prior to effecting such reduction, redemption or purchase) consult with Nortel and the Panel and both parties shall abide by any determination made by the Panel.

5.    Assignment

  No party shall assign or in any other way dispose of any of its rights or obligations under this Deed without the prior written consent of the other party.

6.    Change of law

  If there is any change in law or applicable regulations which would materially affect the operation of this Deed, the parties hereto agree to enter into bona fide negotiations with a view to agreeing such amendments to this Deed as the parties shall in good faith determine to be necessary to ensure that notwithstanding such changes the intentions of each as reflected by the provisions of this Deed are given effect.

7.    Duration

  This Deed shall continue in full force and effect for so long as Nortel or any Shareholder Group Member or any associate of Nortel, individually or collectively, remain a Bookham Shareholder holding 5% or more of the issued ordinary share capital of the Company from time to time. If as a result of any future issue, sale or disposal of Ordinary Shares, Nortel and Shareholder Group Members collectively cease to hold 5% or more of the issued ordinary share capital of the Company from time to time, then this Deed shall terminate and cease to be of any effect other than clauses, 5 (Assignment), 7 (Duration), 9 (Severance), 10 (Entire Agreement), 11 (General), 12 (Notices), 13 (Governing Law) save that this shall not relieve any party from any liability or obligation in respect of any matters, undertakings or conditions which shall not have been done, observed or performed by that party whilst this Deed is in effect.

8.    Deed of Adherence

8.1
Except with the written consent of the Company, if any of the Shareholder Group Members party hereto make a Disposal to or in favour of any other Shareholder Group Member that is not a party hereto over any of the Ordinary Shares (in each case, a "New Shareholder"), prior to such Disposal such disposing party shall procure that such New Shareholder enter into a Deed of Adherence in the form set out in the Schedule.

8.2
If any Shareholder Group Member makes a Disposal to any person that is not a Shareholder Group Member, the restrictions set forth in this Deed shall not apply to such transferee.

9.    Severance

9.1
If any provision of this Deed is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Deed but without invalidating any of the remaining provisions of this Deed. In such event, the parties shall co-operate and negotiate in good faith to agree provisions (to replace those which are invalid or unenforceable) which are not invalid or unenforceable, or which can otherwise be put into effect and which, as far as possible, are legally and commercially the same as those they replace.

9.2
In the event that provisions of this Deed need to be interpreted or supplemented then the interpretation or supplement shall be completed in good faith in such a way that the spirit, contents and purpose of this Deed are adhered to as far as possible.

10.  Entire Agreement

10.1
It is hereby acknowledged that this Deed constitutes the entire agreement between the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Deed.

10.2
No amendment, change or addition to this Deed shall be effective or binding on any party unless reduced to writing and executed as a deed by both parties.

11.  General

11.1
Each of the parties shall, and shall use all reasonable efforts to procure that any other person shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Deed.

11.2
This Deed shall not be construed as creating any partnership or agency (except to the extent expressly described) relationship between any of the parties.

11.3
No relaxation, forbearance, indulgence or delay (together "indulgence") of any party in exercising any right shall be construed as a waiver of the right and shall not affect the ability of that party subsequently to exercise that right or to pursue any remedy, nor shall any indulgence constitute a waiver of any other right.

11.4
A person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, provided that no consent of a person who is not a party to this Deed is required for any variation (including any release or compromise in whole or in part of any liability) or termination of this Deed.

12.  Notices

12.1
Any notice or other communication to be given under this Deed shall be given in the same manner as is provided for in Section 11.03 of the Acquisition Agreement.

13.  Governing law and jurisdiction

13.1
This Deed shall be governed by and construed in accordance with English law.

13.2
The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Deed (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Deed.

14.  Counterparts

  This Deed may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

15.  Appointment of Agent for Service

15.1
Nortel and the Shareholders irrevocably appoint Gordon Davies, General Counsel, EMEA, Nortel Networks UK Limited, Maidenhead Office Park, Westacott Way, Maidenhead, Berkshire SL6 3QM as their process agent to receive on their behalf service of any process in any proceedings in England. Such service shall be deemed complete on delivery to the process agent, marked for the attention of such process agent (whether or not such process is forwarded to and received by Nortel and/or the Shareholders).

15.2
The parties irrevocably consent to any process in a legal action or proceedings in connection with this Deed being served on it in accordance with the provisions of this Deed relating to the service of notices.

SCHEDULE

Deed of Adherence

         THIS DEED OF ADHERENCE is made on                        200•

BY:-

[insert name of New Shareholder] of [insert address of New Shareholder] (the "New Shareholder") in favour of Bookham Technology plc, a company registered in England and Wales under number 2298887 whose registered office is at 90 Milton Park, Abingdon, Oxfordshire, OX14 4RY (the "Company") and is supplemental to the Relationship Deed dated 8 November 2002 between the Company, Nortel Networks Corporation, Nortel Networks Limited, Nortel Networks Technology Corporation, Nortel Networks Optical Components Limited and Nortel Networks Optical Components (Switzerland) GmbH (the "Relationship Deed").

THE NEW SHAREHOLDER UNDERTAKES AS FOLLOWS:-

1.
The New Shareholder confirms that it has read a copy of the Relationship Deed and covenants with the Company to perform and be bound by all the terms of the Relationship Deed as if the New Shareholder were named in the Relationship Deed as the Shareholder.

2.
This Deed (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Deed or its formation) shall be governed by and construed in accordance with English law.

        IN WITNESS whereof this Deed has been executed by the New Shareholder and is intended to be and is hereby delivered as a Deed on the date first above written.

EXECUTED AND DELIVERED as a DEED by BOOKHAM TECHNOLOGY PLC acting by	Director Director
/s/ PHILIP DAVIS By: Philip Davis
Title: Company Secretary

EXECUTED AND DELIVERED as a DEED by NORTEL NETWORKS CORPORATION acting by	/s/ KHUSH DADYBURJOR Khush Dadyburjor, as Attorney-in-Fact
EXECUTED AND DELIVERED as a DEED by NORTEL NETWORKS LIMITED acting by	/s/ KHUSH DADYBURJOR Khush Dadyburjor, as Attorney-in-Fact
EXECUTED AND DELIVERED as a DEED by NORTEL NETWORKS TECHNOLOGY CORPORATION acting by	/s/ KHUSH DADYBURJOR Khush Dadyburjor, as Attorney-in-Fact
EXECUTED AND DELIVERED as a DEED by NORTEL NETWORKS OPTICAL COMPONENTS LIMITED acting by	/s/ KHUSH DADYBURJOR Khush Dadyburjor, as Attorney-in-Fact
EXECUTED AND DELIVERED as a DEED by NORTEL NETWORKS OPTICAL COMPONENTS (SWITZERLAND) GmbH acting by	/s/ KHUSH DADYBURJOR Khush Dadyburjor, as Attorney-in-Fact

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  Exhibit 4.4
EXECUTION COPY DATED NOVEMBER 8, 2002 BOOKHAM TECHNOLOGY PLC —and— NORTEL NETWORKS CORPORATION —and— OTHERS
SCHEDULE Deed of Adherence